Exhibit 10.1

_____________________________________________________________________

Linens ’n Things, Inc.
Supplemental Executive Retirement Plan
_____________________________________________________________________

Amended and Restated as of January 1, 2005

Linens ’n Things, Inc.
Supplemental Executive Retirement Plan

			Page
1	.	Purposes	1
2	.	Definitions	1
3	.	Administration	3
4	.	Participation	3
5	.	Benefit Amount	3
6	.	Distributions	4
7	.	Amendment/Termination	6
8	.	General Provisions	6
9	.	Claim and Appeal Procedure	8
10	.	Effective Date	8
		Appendix A	9
		Appendix B	10
		Appendix C	11

Linens ’n Things, Inc.
Supplemental Executive Retirement Plan

     1.     Purposes.     The purpose of this Linens ’n Things, Inc. Supplemental Executive Retirement Plan (the “Plan”) is to provide a select group of management or highly compensated employees of Linens ’n Things, Inc. (the “Company”) and its subsidiaries and certain affiliated entities with a nonqualified defined benefit pension benefit.

     2.     Definitions.    In addition to the terms defined in Section 1 above, the following terms used in the Plan shall have the meanings set forth below:

             (a)     “Administrator” shall mean the Committee.

             (b)     “Benefit Amount” shall have the meaning set forth in Section 5.

             (c)     “Board” shall mean the Board of Directors of the Company.

             (d)     “Cause” shall have the meaning set forth in a Participant’s employment agreement.

             (e)     “Change of Control” shall mean a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, as defined and determined under Section 409A(a)(2)(A)(v) of the Code (or its successor provisions), including all guidance issued thereunder.  Without in any way limiting the scope of the preceding sentence, a Change of Control shall be deemed to occur on the date upon which one of the following events occurs:

                       (i)     any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of either the total fair market value or total voting power of the stock of the Company; or

                       (ii)     any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 35% or more of the total voting power of the Company; or

                       (iii)     a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not recommended by a majority of the members of the Board prior to the date of the appointment or election; or

                       (iv)     any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; or

                       (v)     the occurrence of a Change in Control, as defined in the Participant’s employment agreement.

             (f)      “Code” shall mean the Internal Revenue Code of 1986, as amended. References to any provision of the Code or regulation (including a proposed regulation) thereunder shall include any successor provisions or regulations.

            (g)     “Committee” shall mean the Compensation Committee of the Board. Any function of the Committee may be delegated to such person or committee or entity as may be elected by the Committee.

             (h)     “Final Average Compensation” shall mean the average of the Participant’s base and bonus taxable compensation (determined without regard to any income deferral elections), but not including income arising from stock option exercise, restricted stock grants and other forms of equity compensation, for the three (3) calendar years (which need not be consecutive) with the Company, its subsidiaries and affiliates, that yield the greatest average. For this purpose, the same calendar years need not be used for determining the largest base and bonus compensation amounts. For purposes of determining Final Average Compensation, in the event that the Participant’s employment terminates during the course of a year as a result of any of the events set forth in Section 11(e) of the Participant’s employment agreement following a Change in Control, base salary for the Participant for such year shall be annualized for the entire year and bonus for such year shall be equal to the target bonus for the Participant as set forth in his employment agreement, and in the event that Participant’s employment terminates during the course of a year for any other reason, base salary for such year shall be the pro rata salary paid to the Participant for such year and bonus for such year shall be the bonus to which the Participant is entitled to be paid for such year under the terms of his employment agreement.

             (i)      “Participant” shall mean any employee of the Company or any subsidiary or affiliated entity who is on U.S. payroll and subject to taxation in the United States and who is designated by the Committee as an eligible Participant in the Plan. Participants shall be listed in Appendix A hereto.

             (j)      “Year of Service” shall mean a calendar year in which the Participant was employed by the Company, its predecessors, subsidiaries or its affiliates on a full-time basis for the majority of the business days therein. In the event that upon cessation of employment the Participant was employed by the Company, its predecessors, subsidiaries or its affiliates on a full-time basis for less than the majority of the business days in that calendar year, then he shall be entitled to a fractional Year of Service, the numerator of which shall be equal to the number of business days actually worked (or deemed worked), and the denominator of which shall be 260.

     3.     Administration.

             (a)     Authority. The Committee shall administer the Plan in accordance with its terms, and shall have all powers necessary to accomplish such purpose, including the power and authority to construe and interpret the Plan, to define the terms used herein, to prescribe, amend and rescind rules and regulations, agreements, forms, and notices relating to the administration of the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. Any actions of the Committee with respect to the Plan shall be conclusive and binding upon all persons interested in the Plan. The Committee may appoint agents and delegate thereto powers and duties under the Plan, except as otherwise limited by the Plan. The Plan shall be administered in accordance with the requirements of Section 409A of the Code. Except as otherwise provided herein (including, without limitation, under Section 8(f)), the time or schedule of any payment under the Plan may not be accelerated.

             (b)     Limitation of Liability. Each member of the Committee shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or other employee of the Company or any subsidiary or affiliated entity, the Company’s independent certified public accountants, or any executive compensation consultant, legal counsel, or other professional retained by the Company to assist in the administration of the Plan. To the maximum extent permitted by law, no member of the Committee, nor any person to whom ministerial duties have been delegated, shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of the Plan.

     4.     Participation. The Administrator will notify each Participant of his or her participation in the Plan at such time as is deemed appropriate.

     5.     Benefit Amount. Upon termination of employment with the Company and its subsidiaries and affiliated entities, a Participant will be entitled to the Benefit Amount determined hereunder, if the Participant has either attained age 55 or completed ten (10) Years of Service with the Company, its subsidiaries, and/or its affiliated entities. If the Participant has not then attained age 55, however, then payment of the Benefit Amount will not occur until attainment of age 55, except as otherwise provided in this Plan. The Benefit Amount is an annual annuity for the life of the Participant, equal to 1.6% times Final Average Compensation times Years of Service, minus the amount set forth in Appendix B. In no event will the Benefit Amount (that is, the amount of annual annuity) exceed fifty percent (50%) of the Participant’s Final Average Compensation. In the event that a Participant becomes entitled to another defined benefit pension benefit from the Company, its subsidiaries or affiliates, then the Benefit Amount will be reduced by the amount of such other defined benefit pension benefit.

     6.     Distributions.

             (a)     Form of Payment. The Benefit Amount will be paid in the form of a lump sum, which lump sum will equal the present value (calculated using the interest rate and mortality table set forth in Appendix C) of the annual annuity described above.

             (b)     Timing of Payment. The Benefit Amount will be paid as of the first day of the month following the Participant’s termination of employment, if the Participant has then attained age 55, unless otherwise provided herein. If the Participant has not then attained age 55, then the Benefit Amount will be paid at age 55, unless otherwise provided in this Plan. If a Participant who is eligible to commence receipt of the Benefit Amount elects to defer commencement of such Benefit Amount, then the Benefit Amount shall be adjusted actuarially (using the mortality factors set forth in Appendix C) to reflect the delay in payment. Notwithstanding anything else herein to the contrary, in the event that payment of the Benefit Amount within six months following a Participant’s termination of employment would violate the requirements of Section 409A(a)(2)(b)(i) (or its successor), then payment of the Benefit Amount will be delayed until such six month period has ended. In the event that a Participant’s distribution is delayed pursuant to the requirements of the preceding sentence, then the delayed payment shall be adjusted for interest at a rate of 8% per annum (compounded daily) for the time between the scheduled date of payment and the actual delayed payment date. Any deferral of commencement of the Benefit Amount must comply with the requirements of Section 409A(a)(4)(C).

             (c)     Change of Control. Notwithstanding anything else herein to the contrary, upon the occurrence of a Change of Control, all Participants will automatically become fully vested hereunder and have an immediate right to receive the Benefit Amount (regardless of the Participant’s age or Years of Service, and regardless of whether the Participant is then employed by the Company). The Participant need not terminate employment in order to receive the Benefit Amount under this Section 6(c).

             (d)     Disability. In the event that the Participant becomes disabled, and if such Participant has attained age 55 or completed ten (10) Years of Service, and if such Participant has been determined to be disabled and eligible for benefits under the Company’s long term disability plan, then such Participant will receive the Benefit Amount as of the first day of the month following such determination; provided, however, that if the Participant has not then attained age 55, then commencement will not occur until he attains age 55. In such event, however, the Participant may elect to defer commencement of the Benefit Amount until such time as he thereafter elects (but not later than age 65), during which deferral period he shall continue to accrue additional Years of Service for purposes of the Benefit Amount, but his Final Average Compensation shall be determined as of the onset of his disability. In the event that the Participant has neither attained age 55 nor completed ten (10) Years of Service at the time of the onset of disability, then he shall be treated as accruing additional age and Years of Service (but not compensation) during the period of disability, until he has satisfied the criteria for payment hereunder. Any deferral of commencement of the Benefit Amount must comply with the requirements of Section 409A(a)(4)(C). For purposes of this paragraph, a Participant shall be considered to be disabled if (i) he is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (2) he is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company.

             (e)     Termination without Cause. In the event that a Participant is terminated by the Company for reasons other than Cause prior to a Change of Control, then notwithstanding anything else herein to the contrary, the Participant will be fully vested and entitled to immediate payment (subject to any required delay in payment of no more than six months, as set forth in Section 6(b) hereof) of his Benefit Amount (regardless of the Participant’s age or Years of Service), payable in the form of a lump sum. In this instance only, however, the Benefit Amount will be adjusted actuarially (using the factors set forth in Appendix C) if the Participant has not attained age 55 as of the date of payment.

             (f)      Preretirement Death Benefits. In the event that a Participant dies prior to the date as of which payment of the Benefit Amount is to be paid, then no benefit shall be payable under the Plan with respect to such Participant and/or his or her beneficiary.

             (g)     Forfeiture for Criminal Conviction; Noncompetition Covenant.

                      (i)     In the event that the Participant, by reason of his own individual actions and not vicariously, is convicted of an indictable criminal offense (and such conviction is no longer subject to appeal) related to or involving the business or operations of the Company, including financial fraud, embezzlement, or other similar crime, and the Board has reasonably determined that such criminal conduct by the Participant has caused significant damage to the business or reputation of the Company, the Participant will irrevocably forfeit all rights to the Benefit Amount hereunder. In the event of a forfeiture of the Benefit Amount in accordance with the foregoing and which occurs after all or part of such Benefit Amount has been paid by the Company, the Participant shall be obligated to repay the Company such forfeited amount.

                      (ii)     The Participant agrees not to compete with the Company, on the terms set forth in Section 14 of his employment agreement, for the “Restriction Period” set forth in Section 14 of his employment agreement. In the event of a violation of such covenant, the Company shall be entitled to injunctive relief as well as provable compensatory damages.

     7.     Amendment/Termination. The Committee may, with prospective or retroactive effect, amend, alter, suspend, discontinue, or terminate the Plan at any time without the consent of stockholders or any other person; provided, however, that no such action shall affect any Participant without obtaining the written consent thereto by such Participant.

     8.    General Provisions.

             (a)     Limits on Transfer of Awards. Other than by will or the laws of descent and distribution, no right, title or interest of any kind in the Plan shall be transferable or assignable by a Participant or his or her Beneficiary or be subject to alienation, anticipation, encumbrance, garnishment, attachment, levy, execution or other legal or equitable process, nor subject to the debts, contracts, liabilities or engagements, or torts of any Participant or his or her beneficiary. Any attempt to alienate, sell, transfer, assign, pledge, garnish, attach or take any other action subject to legal or equitable process or encumber or dispose of any interest in the Plan shall be void.

             (b)     Receipt and Release. Payments to any Participant in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of a Participant’s Benefit Amount to which the payments relate.

             (c)     Unfunded Status of Awards: Creation of Trusts. The Plan is intended to constitute an “unfunded” plan for deferred compensation and Participants shall rely solely on the unsecured promise of the Company or applicable affiliated entity for payment hereunder. With respect to any payment not yet made to a Participant under the Plan, nothing contained in the Plan shall give a Participant any rights that are greater than those of a general unsecured creditor of the Company or the applicable affiliated entity; provided, however, that the Committee may authorize the creation of trusts (including the purchase of certain life insurance products) or make other arrangements to meet the Company's obligations under the Plan, which trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Committee otherwise determines with the consent of each affected Participant.

             (d)     Compliance. The Company shall impose such restrictions on any interest constituting a security as may be required in order to comply with the Securities Act of 1933, as amended, the requirements of the New York Stock Exchange or any other applicable stock exchange or automated quotation system, any state securities laws applicable to such a transfer, any provision of the Company's Certificate of Incorporation or Bylaws, or any other law, regulation, or binding contract to which the Company is a party.

             (e)     Other Participant Rights. No provision of the Plan or transaction hereunder shall confer upon any Participant any right to be employed by the Company or a subsidiary or affiliate thereof, or to interfere in any way with the right of the Company or a subsidiary or affiliate to increase or decrease the amount of any other compensation payable to such Participant. The Plan shall inure to the benefit of, and be binding upon, the parties hereto and their successors and assigns.

             (f)      Tax Withholding. The Company and any subsidiary or affiliated entity shall have the right to deduct from amounts otherwise payable in settlement of a Benefit Amount any sums that federal, state, local or foreign tax law requires to be withheld with respect to such payment.

             Amounts payable under this Plan will be subject to FICA withholding at such times and in such amounts as determined by the Administrator, under Section 3121(v) of the Code and the regulations thereunder. FICA withholding amounts will be withheld and/or paid from non-deferred compensation or from such other sources (including from the applicable Benefit Amount) as is determined by the Administrator.

             (g)     Legal Fees. In the event that a dispute arises between the Participant and the Company regarding his rights under this Plan, then the Company shall pay the Participant’s reasonable costs and expenses (including fees and disbursements of legal counsel) incurred by him in connection with such dispute. Such payments shall be made by the Company as the costs and expenses are incurred by Participant, and shall be paid within ten (10) days of submission by Participant of appropriate invoices. In the event that it is determined by a court of law that the Participant incurred the costs and expenses in bad faith, then he will be required to reimburse the Company upon such a determination by a court of law.

             (h)     Governing Law. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of New Jersey, without giving effect to principles of conflicts of laws, and applicable provisions of federal law.

             (i)      Construction. The captions and numbers preceding the sections of the Plan are included solely as a matter of convenience of reference and are not to be taken as limiting or extending the meaning of any of the terms and provisions of the Plan. Whenever appropriate, words used in the singular shall include the plural or the plural may be read as the singular, and male references shall include female and neuter, and vice versa.

             (j)       Severability. In the event that any provision of the Plan shall be declared illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions of the Plan but shall be fully severable, and the Plan shall be construed and enforced as if said illegal or invalid provision had never been inserted herein.

             (k)     Status. The establishment and maintenance of the rights of Participants hereunder shall not vest in any Participant any right, title or interest in and to any specific assets or benefits except at the time or times and upon the terms and conditions and to the extent expressly set forth in the Plan.

     9.     Claim and Appeal Procedure. The Administrator shall provide adequate notice in writing to any Participant or beneficiary (“Claimant”) whose claim for benefits under the Plan has been denied. The Administrator’s notice to the Claimant shall set forth:

             (a)     The specific reason for the denial;

             (b)     Specific references to pertinent Plan provisions upon which the Administrator based its denial;

             (c)     A description of any additional material and information that is needed; and

             (d)     That any appeal the Claimant wishes to make of the adverse determination must be in writing to the Administrator within seventy-five (75) days after receipt of the Administrator’s notice of denial of benefits. The Administrator’s notice must further advise the Claimant that his failure to appeal the action to the Administrator in writing within the seventy-five (75) day period will render the Administrator’s determination final, binding and conclusive.

             If the Claimant should appeal to the Administrator, he, or his duly authorized representative, may submit, in writing, whatever issues and comments he or his duly authorized representative feels are pertinent. The Claimant, or his duly authorized representative, may review pertinent Plan documents. The Administrator shall re-examine all facts to the appeal and make a final determination as to whether the denial of benefits is justified under the circumstances. The Administrator shall advise the Claimant of its decision within sixty (60) days of the Claimant’s written request for review, unless special circumstances (such as a hearing) would make the rendering of a decision within the sixty (60) day limit unfeasible, but in no event shall the Administrator render a decision respecting a denial for a claim of benefits later than one hundred twenty (120) days after its receipt of a request for review.

             The Administrator’s notice of denial of benefits shall identify the name and address to whom the Claimant may forward his appeal.

     10.   Effective Date. The Plan was originally made effective as of July 1, 1999. The Plan as amended and restated is effective as of January 1, 2005.

APPENDIX A

Participant	Effective Date

Norman Axelrod	July 1, 1999

APPENDIX B

             For Norman Axelrod, the annual Benefit Amount, as defined in the second sentence of Section 5, shall be reduced by the amount determined below (but not below zero) and prorated accordingly between ages:

Age at Termination of Employment		Reduction Amount

Age	52	$19,177
Age	53	$98,075
Age	54	$194,162
Age	55	$343,225
Age	56	$524,248
Age	57	$717,411
Age	58	$928,617
Age	59	$1,174,029
Age	60	$1,465,287

            The above amounts will be prorated for the number of completed calendar months between the Participant’s birthday and his termination of employment.

APPENDIX C

Mortality: 1983 GAM Table (Unisex Variation)

Interest: 5.5%